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December 31, 1999

Ms. Carol Turchin
140 West End Ave., #29
New York, NY 10023

Dear Carol:

This letter sets forth the terms and conditions of our agreement (the "Agreement") regarding your voluntary resignation of employment with Dot Hill Systems Corp., (formerly Box Hill Systems Corp. (the "Company"). You and the Company hereby agree as follows as of the date set forth above.

1. RESIGNATION. Effective October 25, 1999 (the "Separation Date"), you tendered and the Company accepted your voluntary resignation as Executive Vice President Sales, an employee and any and all other positions you may have held with the Company and/or its affiliates, other than: (i) Vice Chairman of the Board of Directors of the Company and (ii) Consultant to the Company.

2. ACCRUED SALARY AND VACATION. The Company agrees that it will pay you all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations. You are entitled to this payment regardless of whether or not you sign this Agreement. You will also be eligible to receive (a) pro-rated portion of the performance bonus provided for in your employment agreement with Company dated August 2, 1999 (with such pro-rated portion determined by dividing the number of days from October 1, 1999 through the Separation Date by 91), subject to and in accordance with the terms provided for in such employment agreement.

3. EXPENSE REIMBURSEMENT. Within ninety (90) days of your execution of this Agreement, you agree that you will submit your documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement. The Company shall promptly reimburse such expenses pursuant to Company policy and regular business practice.


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4. INSURANCE BENEFITS. To the extent provided by federal law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at you own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your rights in this regard.

5. CONSULTING TERMS. In exchange for the promises and covenants set forth herein, you and the Company agree that you shall serve as an outside consultant until December 31, 2000 (the "Consulting Period") subject to the terms herein.

     (a) During the Consulting Period, upon reasonable prior notice, you will be required to provide consultation services in New York, NY to the Company on a limited basis with respect to such matters as Chief Executive Officer of the Company may reasonably request from time to time. You will report exclusively to the Co- Chief Executive Officers of the Company.

     (b) During the Consulting Period, as payment for your Performance of consulting services, the Company shall pay you in monthly installments at the rate of Twenty-Five Thousand Dollars ($25,000) per quarter. Company will make each monthly payment within ten (10) day of your submission of an invoice for such month of the Consulting Period.

     (c) You will be entitled to expense reimbursement from the Company for expenses incurred by you on behalf of the Company in accordance with the expense reimbursement policies of the Company. The defense and indemnity obligations of the Company owing to you as a member of the Board of Directors of the Company shall similarly be applicable to you in your capacity as a Consultant to the Company.

     (d) During the Consulting Period, you will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to your performance of services and the receipt of fees under this Agreement. The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. The Company will not withhold or make payments for Social Security, make employment insurance or disability insurance contributions, or obtain workers' compensation insurance on your behalf.


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     (e) During the Consulting Period, you agree to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions based on fees paid to you under this Agreement.

     (f) The Consulting Period shall be renewed and extended, from year to year, unless either party gives the other party written notice of its intention not to renew and extend the Consulting Period, on or before October 1 of any year.

     (g) The special payroll function provided by the Company for your benefit and the benefit of your husband Benjamin Monderer, which has existed to present, shall continue, as directed by you.

6. DIRECTOR TERMS. As of the Separation Date, you shall be Vice Chairman and a member of the Board of Directors of the Company. You shall receive such like compensation, expense reimbursement, perks and benefits as the other outside directors of the Company shall receive during your tenure.

7. COMPANY PROPERTY. Upon the Separation Date, you agree to return to the Company all Company documents, except to the extent that your retention of any such documents is reasonably appropriate for the performance of your obligations as Vice Chairman of the Board of Directors of the Company and Consultant to the Company. You agree not to disclose Company Proprietary Information outside of the Company except as directed by the Company and agree not to use such Company Proprietary Information except for the performance of your obligations to the Company, as Vice Chairman of the Board of Directors of the Company and Consultant to the Company.

8. CONFIDENTIALITY AND PUBLICITY AS TO AGREEMENT. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever, provided, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c)



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the Company may disclose this Agreement, as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9. ENTIRE AGREEMENT. This Agreement constitutes the complete, final exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified, except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will. Nothing herein or otherwise shall diminish the Company's defense and indemnity obligations (past, present and future) to you and the Company does hereby reaffirm such, including, its obligation to continue to maintain appropriate forms and levels of insurance. You shall be afforded the same form and level of defense and indemnity, as is afforded to the other officers and directors of the Company.

10. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

11. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

12. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association ("AAA") under the then existing AAA


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employment-related arbitration rules and in New York, NY. If for any reason all or part of this arbitration provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other portion of this arbitration provision or any other jurisdiction, but this provision will be enformed, construed and enforced in such jurisdiction as if such invalid, illegal or reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

13. RELEASE OF CLAIMS. Except as to those obligations and liabilities created by this Agreement and further except as to those matters stated herein below, the Company releases you and you release the Company, as of the Separation Date, from any and all claims, liabilities, demands, causes of actions, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way relating to agreements, acts or conduct, at any time, prior to the Separation Date. Excluded from your release to the Company are any matters pertaining to; (i) benefit plans of any and all forms whether such are qualified or non-qualified, (ii) stock, stock option or warrant ownership as to any stock of the Company, (iii) any right, title or interest derived through your spouse in respect of his association with the Company, and/or (iv) any right, title or interest, as to indemnity or contribution (including , any and all insurance coverage relating directly or indirectly thereto), which you have by operation or law, contract or otherwise as to any matter as a result of your individual status or your status as a representative, employee, officer and/or director of the Company: (a) in which you are an actual or potential defendant or third party defendant (directly or indirectly) and/or (b) the Company is an actual or potential defendant or third party (directly or indirectly) irrespective of whether a) or
b) is in the nature of a derivative action or otherwise; including, but not limited to certain actions by the shareholders of the Company known as Lawrence Milman, et al. v. Box Hill Systems Corp., et al., Federal District Court, Southern District of New York, CV98-8640.



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14. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provisions with a valid and enforeable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts (which may be delivered by facsimile), each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

16. SECTION HEADINGS. The section and paragraph headins contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,



DOT HILL SYSTEMS CORP.


/s/ James L. Lambert                        /s/ Philip Black
-----------------------------               -----------------------------
James L. Lambert                            Philip Black
Co-Chief Executive Officer,                 Co-Chief Executive Officer
President and COO

HAVING READ REVIEWED THE FOREGOING, I HEREBY AGREE AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.



Dated: June 12, 2000                        /s/ Carol Turchin
      ----------------------------          ----------------------------
                                            Carol Turchin



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